Exhibit 99.1

NEWS RELEASE	For additional information contact:
Stephen R. Theroux
For Immediate Release	Executive Vice President, COO and CFO
603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR FIRST QUARTER

Newport, New Hampshire – April 15, 2005– New Hampshire Thrift Bancshares, Inc. (the Company) (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the quarter ended March 31, 2005 of $1,257,079 or $.29 per share diluted compared to $1,653,929 or $.39 per share diluted, for the same period last year, a decrease of $396,850, 23.99%. The Company’s returns on average assets and return on average equity for the three months were 0.84% and 11.47% respectively in 2005, compared to 1.19% and 16.20% in 2004.

The decrease in net income for the first quarter of 2005 primarily reflects a $500,000 decrease in noninterest income, partially offset by an increase in net interest and dividend income. The decrease in noninterest income was caused by a $133,096 decrease in the gains on the sales of loans and a pre-tax gain from the sale of investment securities in the amount of $362,162 during the first quarter ended March 31, 2004. The decrease in gains on the sales of loans reflects the slowdown in mortgage loan refinancings. Total loan production for the quarter ended March 31, 2005 was $19,307,064 compared to $26,505,882 for the quarter ended March 31, 2004. Net interest and dividend income increased from $4,648,164 for the quarter ended March 31, 2004 to $4,915,689 for the quarter ended March 31, 2005, an increase of 5.76%. The increase in net interest and dividend income was the result of an increase in loans during 2004. The Bank’s net interest rate spread decreased to 3.64%, compared to 3.83% at March 31, 2004.

Total assets increased to $598,627,204 at March 31, 2005 compared to $559,662,115 at March 31, 2004. Loans held in portfolio increased by $55,665,818 to $424,335,173 at March 31, 2005 from $368,669,355 at March 31, 2004, as many customers took advantage of attractive rates on the Bank’s adjustable rate and ten year fixed rate products. Sold loans totaled $290,282,820 at March 31, 2005, as compared to $286,825,447 at March 31, 2004, an increase of 1.21%. The Bank’s investment portfolio decreased to $123,996,183 at March 31, 2005 from $146,340,482 at March 31, 2004. During the first quarter of 2004, the Company issued subordinated debentures in the amount of $20 million and invested the proceeds in short-term securities in anticipation of paying off NHTB Capital Trust I. Total advances from the Federal Home Loan Bank stood at $90,000,000 at March 31, 2005, compared to $48,000,000 at March 31, 2004. Proceeds from advances were used to fund loans.

Total deposits increased by $9,018,076, or 2.17% to $423,913,468 at March 31, 2005 from $414,895,392 at March 31, 2004. Shareholders’ equity of $43,801,472 resulted in a book value of $10.45 per share based on 4,192,580 shares of common stock outstanding. As previously announced, a regular quarterly dividend of twelve and one-half cents per share is payable on April 29, 2005 to shareholders of record as of April 22, 2005.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fifteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge-Monadnock Regions of west-central New Hampshire. During the first quarter ended March 31, 2005, the Bank opened a branch office, its fifteenth, located in Peterborough, NH.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended
	3/31/05	3/31/04
Interest and Dividend Income	$6,696,483	$6,021,021
Interest Expense	1,780,794	1,372,857
Net Interest and Dividend Income	4,915,689	4,648,164
Provision for Loan Losses	—	24,999
Noninterest Income	778,949	1,276,839
Noninterest Expenses	3,650,419	3,238,323
Net Income	1,257,079	1,653,929
Earnings Per Common Share, basic	$0.30	$0.40
Earnings Per Common Share, assuming dilution(1)	$0.29	$0.39
Dividends Declared	$0.1250	$0.1125

	As of 3/31/05	As of 3/31/04
Total Assets	$598,627,204	$559,662,115
Loans	424,335,173	368,669,355
Reserve for Loan Losses	3,989,822	3,923,876
Investment Securities, net	123,996,183	146,340,482
Federal Home Loan Bank Overnight Deposit	5,400,000	10,000
Total Deposits	423,913,468	414,895,392
Federal Home Loan Bank Advances	90,000,000	48,000,000
Guaranteed Preferred Beneficial Interest in Junior Subordinated Debentures	—	16,400,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	43,801,472	41,885,475
Book Value of Shares Outstanding	10.45	20.31
Tier I Core Capital to Assets	8.09%	7.48%
Shares Outstanding	4,192,580	2,062,683
Return on Average Assets	0.84%	1.19%
Return on Average Equity	11.47%	16.20%
Non-performing Assets as a % Total Assets	0.11%	0.06%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.